UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 2, 2014

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction

of incorporation)

0-20288	91-1422237
(Commission File Number)	(IRS Employer Identification No.)

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 3, 2014, Columbia Banking System, Inc. (the “Company”) announced that Mr. Craig D. Eerkes and Mr. Mark A. Finkelstein had been appointed to the Board of Directors of the Company and to the Board of Directors of the Company’s wholly owned subsidiary, Columbia State Bank, effective September 2, 2014. Board committee assignments for Messrs. Eerkes and Finkelstein are pending. A copy of the Company’s press release announcing the director appointments is attached hereto as Exhibit 99.1.

Mr. Eerkes is currently the President and Chief Executive Officer of Sun Pacific Energy, Inc. He has also served for fifteen years on the board of directors for WMI Insurance Company, a multi-state health and life insurance company based in Salt Lake City, Utah. He was the chairman and a director of AmericanWest Bancorp from 2004-2012, as well as a director of First Hawaiian Bank from 1996-1999. He was founder, director and chairman of American National Bank, N.A. of Kennewick, Washington from 1981-1996.

Mr. Finkelstein served as Executive Vice President - Corporate Development and General Counsel of Emeritus Corporation from December 2011 through July 2014. Prior to joining Emeritus, he served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a board member of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, he practiced law with the Seattle law firm of Graham & Dunn, P.C., where he specialized in mergers and acquisitions, complex financing strategies and other corporate transactions involving financial institutions and other companies.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:    99.1    Press Release dated September 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2014	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ David C. Lawson
David C. Lawson
Executive Vice President